W.D. Von Gonten	10496 Katy Freeway, Suite 200 Houston, Texas 77043	t: 713.224.6333 f: 713.224.6330 www.wdvgco.com
Engineering LLC

W.D. VON GONTEN ENGINEERING LLC

March 27, 2023

Alpine Summit Energy Partners

2445 Technology Forest Blvd., Suite 1010

The Woodlands, TX 77381

To Whom it May Concern:

We hereby consent to the incorporation by reference in the registration statement No. 333-265412 on Form S-8 of Alpine Summit Energy Partners, Inc. (the "Company") of our report entitled "Alpine Summit Energy Partners Estimate of Reserves and Revenues 2022 Year-End SEC Pricing Case "As of" January 1, 2023," dated February 3, 2023 (the "Report"), and of references to our firm name and references to the Report or information derived from the Report being included in the Form 10-K for the year ended December 31, 2022, filed by the Company with the United States Securities and Exchange Commission.

Yours very truly,

W.D. Von Gonten Engineering LLC
/s/ W.D. Von Gonten, Jr.
W.D. Von Gonten, Jr. CEO Houston, Texas